EXHIBIT 99.1

SEABRIDGE FREIGHT ORDERLY STAND DOWN

PALMETTO, Florida – On November 19, 2010 the Board of Directors of SeaBridge Freight Corp. (OTC BB: TCSR) [formerly TrinityCare Senior Living, Inc.] determined that an orderly stand down was the most appropriate short term course of action to protect the interests of its Customers, Suppliers and Shareholders.  Accordingly the Company curtailed its cargo operations effective November 19, 2010, pending the successful completion of the financing transactions contemplated when it carried out its September 14, 2010 reverse merger.

The Company has exercised care to ensure the orderly delivery of its Customers’ freight during the Stand Down.

Upon completion of the funding transaction, the Company will be able to provide weekly scheduled services as requested by our Customers and will be positioned to realize significant cost savings as a result of the September 23, 2010 U.S. Maritime Administration Marine Highway Grant.

The Company is actively engaged in discussions with investors to provide the funding necessary to execute its long term business strategy.

About SeaBridge Freight Corp.

SeaBridge Freight Corp. is a leading pioneer in creating the US marine highway industry, providing an environmentally friendly, safe, cost efficient container-on-barge, blue water, intermodal freight service on geographically advantaged routes. The Company provides container-on-barge, break-bulk and out-of-gauge freight transport service between Port Manatee (Tampa), Florida and the Port of Brownsville, Texas. Utilizing a direct water route that is drastically shorter than overland routing, the company offers a more environmentally friendly alternative that economically connects Mexico and South Texas with Southeastern US markets. As a reliable alternative freight transportation option for shippers, the company’s services can be integrated with third party logistics providers, truckers and intermodal rail carriers to significantly lower freight costs. SeaBridge Freight Corp. is headquartered in Palmetto, Florida.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Michael D. Shea, Chairman/CEO
941-981-3850
Or
Tyson Wallis, Public Relations
281-482-9700 ext 103